Vatsal Thakkar, CPA
1016 W. Jackson Blvd,
License No. 065.047497
Chicago, IL

CONSENT OF INDEPENDENT AUDITOR

I consent to the use in the Offering Circular constituting a part of this Offering Statement on Form 1-A, as it may be amended, of my Independent Auditor's Report dated August 23, 2016 relating to the balance sheet of Secured Real Estate Investment Fund II, LLC as of June 30, 2016, and the related statement of operations, changes in members' equity, and cash flows for the period from June 15, 2016 (inception) through June 30, 2016, and the related notes to the financial statements.

DocuSigned by:
Vatsal Thakkar
768B0150D0D0489...

8/23/2016

Vatsal Thakkar,
CPA Chicago, IL

License No. 065047497